Exhibit 10.17
SUMMARY OF OUTSIDE DIRECTOR COMPENSATION
In September 2008, the Board of Directors of IXYS Corporation (the “Board”) approved annual cash compensation, which is paid in periodic increments, for the directors of IXYS Corporation that are not employees on the following basis:

Annual Retainer for each Director	$40,000

Additional Annual Retainer for the Chairmen of the

Audit Committee	$15,000

Compensation Committee	$10,000

Nominating Committee	$6,000

Additional Annual Retainer for the other members of the

Audit Committee	$7,000

Compensation Committee	$5,000

Nominating Committee	$2,000
In January 2009, the Board reduced future payments of the foregoing retainers by 10% in light of economic conditions.
Directors do not receive fees for attending each meeting.